Exhibit (d)(2)

EXECUTION VERSION

April 23, 2013

Georgia-Pacific LLC

GP Cellulose Group LLC

133 Peachtree Street, N.E.

Atlanta, Georgia 30303-1847

Re: Support of the Offer

Ladies and Gentlemen:

I serve as an officer or director of Buckeye Technologies Inc. (the “Company”) and in connection with, and as a condition to, your willingness to enter into the Agreement and Plan of Merger, dated as of April 23, 2013 (the “Merger Agreement”), by and among Georgia-Pacific LLC (“Parent”), GP Cellulose Group LLC (the “Purchaser”) and the Company, I am delivering this letter agreement, with the intent to be legally bound by its terms. The Merger Agreement provides, among other things, for the Purchaser to conduct a tender offer (the “Offer”) for all of the issued and outstanding shares of common stock (“Shares”) of the Company, and the merger of the Purchaser with and into the Company.

I own the number of Shares set forth on the last page of this letter agreement (such Shares, together with any other shares that I acquire in any manner after today, are referred to as “Covered Shares”). In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition by me of additional Covered Shares, the type and number of Covered Shares shall be adjusted appropriately, and my obligations under this letter agreement shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by me.

I represent, warrant and agree that (i) I am, and at all times while this letter agreement remains in effect will be, the sole record and beneficial owner, and have good and marketable title to, the Covered Shares, free and clear of all adverse claims, liens, pledges, options, proxies, voting trusts or agreements, rights or arrangements or any other encumbrances on title, transfer or exercise of any of my rights as a holder of such Covered Shares, in each case, except as set forth on Schedule I (collectively, “Encumbrances”) and except as required by this letter agreement, (ii) I have, and at all times while this letter agreement remains in effect will have, the sole right to vote, sole power of disposition and sole power to agree to all of the matters set forth in this letter agreement, in each case, except arising from the transfer restrictions under securities laws of any jurisdiction and (iii) I have received and reviewed a copy of the Merger Agreement and understand that Parent and the Purchaser are entering into the Merger Agreement in reliance upon my execution, delivery and performance of this letter agreement.

I agree to tender (and deliver any certificates evidencing) my Covered Shares, or cause my

Covered Shares to be tendered (or delivered), into the Offer promptly, and in any event no later than ten business days following the commencement of the Offer, free and clear of all Encumbrances. I will not withdraw my Covered Shares, or cause my Covered Shares to be withdrawn, from the Offer at any time. I agree, upon request of Parent or the Purchaser, to execute and deliver any additional documents and to take, or cause to be taken, such further actions as may reasonably be deemed by Parent or the Purchaser to be necessary or desirable to effect such tender into the Offer in accordance with the provisions of this letter agreement.

I agree that at any meeting of the stockholders of the Company while this letter agreement remains in effect I will: (i) appear at the meeting or otherwise cause the Covered Shares to be counted as present for purposes of calculating a quorum; and (ii) vote (or cause to be voted), in person or by proxy covering, all of the Covered Shares in favor of the adoption of the Merger Agreement and the other matters necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of the stockholders of the Company that is reasonably requested by the Parent or the Purchaser.

This letter agreement and all rights and obligations of the parties hereunder shall terminate on the earlier of the termination of the Merger Agreement in accordance with its terms, the effective time of the merger pursuant to the Merger Agreement and the date of any modification to the Merger Agreement that reduces the amount or changes the form of the consideration currently contemplated in the Merger Agreement to be paid to me in the Offer or the merger for my Covered Shares; provided, however, that (i) nothing herein shall relieve me from liability for any willful and material breach hereof prior to such termination and (ii) the last three paragraphs of this letter agreement shall survive any such termination.

I consent to and authorize the publication and disclosure by Parent of my identity and holding of the Covered Shares and the nature of my commitments, arrangements and understandings under this letter agreement in any press release or any other disclosure document in connection with the Offer or any other transactions contemplated by the Merger Agreement. I will as promptly as practicable notify Parent of any required corrections to any written information supplied by me specifically for use in any disclosure document.

You agree that nothing in this letter agreement shall be construed as preventing, limiting or otherwise affecting in any respect my ability, as an officer or director of the Company, from fulfilling the duties and obligations of such office.

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Any notices or other communications required or permitted under, or otherwise given in connection with, this letter agreement shall be in writing to the address or facsimile number set forth on the signature page of this letter agreement.

This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This letter agreement may not be assigned by any party, by operation of law or otherwise, without the written consent of the other parties and shall be binding upon me and my successors and permitted assigns; provided, however, that Parent or the Purchaser may assign any of their respective rights and obligations to any direct or indirect subsidiary of Parent without my consent.

No amendment, modification or waiver in respect of this letter agreement shall be effective against any party unless it shall be in writing and signed by Parent, the Purchaser and me. The failure of Parent or the Purchaser to exercise any right, power or remedy provided under this letter agreement or otherwise available in respect hereof at law or in equity, or to insist upon my compliance with my obligations hereunder shall not constitute a waiver of the right to exercise any such right, power or remedy or to demand such compliance.

Nothing contained in this letter agreement shall be deemed, upon execution, to vest in Parent or the Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares will remain vested in and belong to me, and neither Parent nor the Purchaser will have any power or authority to direct the voting of any of the Covered Shares.

This letter agreement, and all matters arising hereunder or in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereby irrevocably and unconditionally submit myself and the Covered Shares to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any action or proceeding arising out of or relating to this letter agreement or for recognition or enforcement of any judgment relating thereto. The parties hereby irrevocably and unconditionally agree not to commence any such action or proceeding except in such courts, agree that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by law, in such Federal court, waive, to the fullest extent the parties may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware or such Federal court and waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware or such Federal court. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

I acknowledge and agree that any controversy which may arise under this letter agreement is likely to involve complicated and difficult issues, and therefore I hereby irrevocably and unconditionally waive any right I may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter agreement and any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby. I certify and acknowledge that none of my representatives, agents or attorneys has represented that I would not, in the event of litigation, seek to enforce either of such waivers. I understand and have considered the implications of such waivers, and I make such waivers voluntarily with the understanding that Parent and the Purchaser have been induced to enter into this letter agreement by, among other things, my waivers and certifications in this paragraph.

I agree that if any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine; and that Parent and the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to specific performance of the terms hereof, without necessity of posting bond or other security (any requirements therefor being expressly waived). All rights, powers and remedies provided under this letter agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by Parent or the Purchaser hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or the Purchaser.

[Signature pages follow.]

Very truly yours,

Name:

Number of Covered Shares:

Address:
[ ● ]
Facsimile: [ ● ]

[Signature Page to Letter Agreement]

Acknowledged and agreed to as of the date first written above.

GEORGIA-PACIFIC LLC

By:
a duly authorized signatory

Address:
133 Peachtree Street, N.E.
Atlanta, GA 30303-1847
Facsimile: (404) 584-1461

GP CELLULOSE GROUP LLC

By:
a duly authorized signatory

Address:
133 Peachtree Street, N.E.
Atlanta, GA 30303-1847
Facsimile: (404) 584-1461

[Signature Page to Letter Agreement]